Exhibit 1

BRASIL TELECOM S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

CALL NOTICE

The Board of Directors of BRASIL TELECOM S.A. (the “Company”) calls the Shareholders to attend the Extraordinary General Shareholders’ Meeting, to be held on June 28, 2011, at 4:30 p.m., at the Company’s headquarters, located in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua General Polidoro, No. 99, 5th floor, Botafogo, to decide on the proposal to amend the Company’s Bylaws, to provide for the creation of an Independent Special Committee to evaluate the proposed mergers of both Tele Norte Leste Participações S.A. and Coari Participações S.A. into the Company.

GENERAL INSTRUCTIONS:

1.	All of the documents in connection with the Agenda are available to the Shareholders at the Company’s headquarters, on the Company’s Investor Relations website (www.oi.com.br/ri), and on the website of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários), or CVM (www.cvm.gov.br), pursuant to CVM Instruction No. 481/2009.

2.	Shareholders wishing to be represented by an attorney-in-fact must forward their respective proxies, conferring special powers, and, in the case of legal entities, a copy of the corporate acts and/or documents corroborating such proxy, in a sealed envelope, to the Company’s Corporate M&A Department, at Rua Humberto de Campos No. 425, 5th floor, Leblon, in the City of Rio de Janeiro, State of Rio de Janeiro, between 9:00 a.m. and 12:00 p.m. or between 2:00 p.m. and 6:00 p.m., until June 22, 2011. This measure is intended to expedite the process of registration of the shareholders present at the Meeting.

3.	Shareholders whose shares are registered with Stock Exchanges’ Fungible Custody of Registered Shares (Custódia Fungível de Ações Nominativas das Bolsas de Valores) and who wish to attend this Meeting must present a statement of share ownership, issued by their custodian, dated from June 22, 2011.

Rio de Janeiro, June 10, 2011.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors